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                                                              Exhibit 11

                      Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 36 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated August 17, 1998, relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Reports to Shareholders of the PIMCO Funds: Multi-Manager Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Indepedent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Kansas City, Missouri


October 28, 1998